UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 16, 2007

IHOP CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

450 North Brand, Glendale, California		91203
(Address of principal executive offices)		(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 16, 2007, IHOP Corp. (“IHOP”), entered into an interest rate swap transaction (the “Swap”) with Lehman Brothers Special Financing Inc. (“LBSFI”), guaranteed by Lehman Brothers Holdings, Inc. (“LBHI”).  The Swap is intended to hedge IHOP’s interest payments on the asset-backed notes expected to be issued under a securitization program to finance IHOP’s proposed acquisition of Applebee’s International, Inc. (“Applebee’s”).

The Swap sets forth the terms of a five-year interest rate swap in which IHOP would be the fixed rate payer and LBSFI would be the floating rate payer (the “Reference Swap”).  The Reference Swap has an effective date of July 16, 2008, a notional amount of $2.039 billion, a floating rate of LIBOR and a fixed rate of 5.694%.  The Swap provides that in all cases the Reference Swap will be terminated rather than come into effect.

The Swap is contingent upon IHOP completing both the acquisition of Applebee’s and the related securitization program by July 16, 2008.  If either of those events does not occur by that date, the Reference Swap will terminate at no cost to either party unless the acquisition is terminated due to a breach by IHOP.  If both of those events do occur by that date, the Reference Swap will be terminated at the time the securitization occurs and the related termination payment will hedge IHOP’s interest payments on the asset-backed notes.

LBSFI and LBHI are affiliated with Lehman Brothers Inc., Lehman Brothers Commercial Bank and Lehman Commercial Paper Inc., which have committed to provide IHOP with up to $2.139 billion of bridge credit facilities to finance the Applebee’s acquisition.

Item 2.03                        CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2007	IHOP CORP.

	By:	/s/ THOMAS CONFORTI
Thomas Conforti
Chief Financial Officer
(Principal Financial Officer)